Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: November 16, 2009
ANCHOR BANCORP WISCONSIN INC. TO IMPROVE CAPITAL POSITION
WITH SALE OF 11 ANCHORBANK BRANCHES TO ROYAL CREDIT UNION
Madison, Wis. — AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin, Inc., today announced that it has entered into a definitive agreement for the sale of 11 AnchorBank branches in Northwestern Wisconsin to Royal Credit Union (RCU) of Eau Claire, Wis. The transaction is subject to regulatory approval and customary closing conditions and is expected to be completed in the first quarter of calendar 2010. Financial terms of the transaction were not disclosed.
Under the terms of the agreement, RCU will assume approximately $177 million in deposits and receive a corresponding amount in loans, real estate, and other assets.
AnchorBank CEO Chris Bauer said that the sale will shrink Anchor’s assets while enhancing its capital and ability to address asset quality and other obligations. The sale will move AnchorBank closer to compliance with an Office of Thrift Supervision supervisory agreement that calls for higher capital ratios.
“This transaction with RCU allows AnchorBank to make significant progress toward our goal of increasing our capital ratios in order to continue to address the challenges we’re facing in this economic climate,” said Bauer. “Royal Credit Union has an outstanding legacy of service in the communities of central and western Wisconsin, and we are confident that these branch customers will be in excellent hands with this distinguished hometown institution.”
The branches involved in the transaction are located in Amery, Balsam Lake, Centuria, Menomonie, Milltown, New Richmond, Osceola, River Falls, St. Croix Falls, Somerset and Star Prairie. All of the offices being sold were acquired by AnchorBank in its 2008 acquisition of S&C Banco.
“Beyond the key outcomes of shrinking assets and improving capital ratios, this sale will also allow AnchorBank to further reduce core operating expenses and to identify potential areas for additional cost savings in a streamlined branch network,” added Bauer.
Once the acquisition is complete, RCU will have 26 offices, 23 across central and western Wisconsin and three in the Twin Cities Metro area, serving more than 140,000 Members.
“We are excited by the opportunity to acquire these AnchorBank offices, which fit perfectly into our five year expansion plan,” said RCU CEO Charlie Grossklaus. “We want to be strategic with where we expand. These are successful offices for AnchorBank and a great opportunity for RCU and our Members.”

About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.